Exhibit 99.1

Rogers Corporation Reports First Quarter 2019 Results

Delivers Record Quarterly Revenue; Exceeds Top End of Revenue and EPS Guidance

CHANDLER, Ariz.--(BUSINESS WIRE)--April 30, 2019--Rogers Corporation (NYSE:ROG) today announced financial results for the 2019 first quarter.

The Company reported 2019 first quarter net sales of $239.8 million, a 7.6% increase compared to 2018 fourth quarter net sales of $222.9 million and an 11.7% increase compared to 2018 first quarter net sales of $214.6 million. Net sales for the 2019 first quarter exceeded the high-end of the Company's previously announced guidance range of $220 to $230 million. Currency exchange rates favorably impacted the 2019 first quarter net sales by $0.2 million compared to 2018 fourth quarter net sales, but had an unfavorable impact of $6.1 million compared to 2018 first quarter net sales.

First quarter 2019 net income was $28.4 million compared to $24.5 million in the fourth quarter of 2018 and $26.1 million in the first quarter of 2018. Earnings for 2019 first quarter were $1.52 per diluted share compared to $1.31 per diluted share in the fourth quarter of 2018 and $1.40 per diluted share in the first quarter of 2018. Earnings per diluted share exceeded the Company's previously announced guidance range of $0.97 to $1.12. On an adjusted basis, earnings were $1.85 per diluted share for the 2019 first quarter compared to adjusted earnings of $1.67 per diluted share in the fourth quarter of 2018 and $1.48 per diluted share in the first quarter of 2018. Adjusted earnings exceeded the Company's previously announced guidance range of $1.25 to $1.40 per diluted share.

Adjusted EBITDA was $53.1 million, or 22.2% of net sales, for the first quarter of 2019 compared to $46.7 million, or 20.9% of net sales, reported in the fourth quarter of 2018 and $44.1 million, or 20.6% of net sales, reported in the first quarter of 2018. Beginning in the first quarter of 2019 the Company modified its definition of adjusted EBITDA to add-back stock-based compensation expense. This adjustment has been applied retrospectively to all periods presented.

Gross margin was 35.6% in the first quarter of 2019 compared to 35.2% in the fourth quarter of 2018 and 35.7% in the first quarter of 2018. First quarter 2019 gross margin exceeded the mid-point of the Company's previously announced guidance range of 35% to 36%. Operating margin was 13.7% in the first quarter of 2019 compared to 12.0% in the fourth quarter of 2018 and 14.5% in the first quarter of 2018. Adjusted operating margin was 17.1% in the first quarter of 2019 compared to 16.0% in the fourth quarter of 2018 and 15.4% in the first quarter of 2018.

"Our record Q1 revenue and earnings performance exceeded our expectations due to strong tailwinds in Advanced Connectivity and Advanced Mobility applications. In particular, meaningful 5G demand began to ramp during the quarter and ADAS returned to strong sequential growth. Demand for specific EV/HEV applications also continued to be strong," stated Bruce D. Hoechner, Rogers’ President and CEO. “We remain focused on capacity expansions and operational improvements in order to capitalize on these opportunities and deliver increased revenues and profitability. We are seeing the results of our targeted strategy and believe we are extremely well positioned to take advantage of the significant market opportunities ahead."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2019 first quarter net sales of $80.5 million, an 11.0% increase compared to 2018 fourth quarter net sales of $72.5 million and a 9.6% increase compared to 2018 first quarter net sales of $73.5 million. The sequential increase in 2019 first quarter net sales was largely driven by growth in high frequency circuit materials for 5G and 4G wireless infrastructure and Advanced Driver Assistance Systems (ADAS). First quarter 2019 net sales were favorably impacted by $0.4 million due to fluctuations in currency exchange rates compared to 2018 fourth quarter net sales, but had an unfavorable impact of $1.8 million compared to 2018 first quarter net sales.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2019 first quarter net sales of $92.8 million, a 5.1% increase compared to 2018 fourth quarter net sales of $88.3 million and an 18.8% increase compared to 2018 first quarter net sales of $78.1 million. The sequential increase in 2019 first quarter net sales was due to strong demand in automotive and mass transit and growth in general industrial applications. Fluctuations in currency exchange rates favorably impacted net sales by $0.2 million in the 2019 first quarter compared to 2018 fourth quarter net sales, but had an unfavorable impact of $1.5 million compared to 2018 first quarter net sales.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2019 first quarter net sales of $59.8 million, a 5.4% increase compared to 2018 fourth quarter net sales of $56.8 million and a 3.6% increase compared to 2018 first quarter net sales of $57.7 million. The 2019 first quarter sequential increase was primarily due to higher demand for power semiconductor substrates for EV/HEV applications and renewable energy applications. First quarter 2019 net sales were unfavorably impacted by $0.4 million due to fluctuations in currency exchange rates compared to 2018 fourth quarter net sales and by $2.7 million compared to 2018 first quarter net sales.

Other
Other reported 2019 first quarter net sales of $6.8 million, a 24.1% increase compared to 2018 fourth quarter net sales of $5.4 million and a 26.0% increase compared to 2018 first quarter net sales of $5.4 million. The sequential increase in 2019 first quarter net sales was due to a last-time buy in the Durel business.

Balance sheet and other highlights

Cash position
Rogers ended the first quarter of 2019 with cash and cash equivalents of $162.1 million, a decrease of $5.6 million from $167.7 million at December 31, 2018. The primary drivers of the lower cash balance were capital expenditures of $12.6 million and repayment of debt principal of $5.0 million.

Effective tax rate
Rogers' effective tax rate was 14.2% for the first quarter of 2019, compared to 3.6% for the fourth quarter of 2018. The lower effective tax rate for the fourth quarter of 2018 was due primarily to the implementation of tax strategies which significantly lowered our foreign taxes and facilitated the reversal of reserves associated with uncertain tax positions. The first quarter effective tax rate was lower than our expected tax rate of 27% to 28% due to a change in the forecasted geographic mix of pretax income as well as certain discrete tax benefits realized in the first quarter. The Company expects the 2019 effective tax rate to be 25% to 26% before any discrete tax items.

Financial outlook
Rogers guides its 2019 second quarter net sales to a range of $240 to $250 million and gross margin to a range of 35% to 36%. Rogers guides its 2019 second quarter earnings to a range of $1.16 to $1.31 per diluted share and adjusted earnings to a range of $1.47 to $1.62 per diluted share.

For the full year 2019, Rogers expects capital expenditures to be in a range of $50 to $60 million.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that could cause such results to differ include: failure to capitalize on, volatility within, or other adverse changes with respect to the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; the ongoing trade policy dispute between the United States and China, as well as adverse changes in trade policy, tariff regulation or other trade restrictions; fluctuations in foreign currency exchange rates; the results of our research and development efforts; adverse competitive developments; business development transactions and related integration considerations, including failure to realize, or delays in the realization of anticipated benefits of such transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; inability to obtain raw materials, including commodities, from single or limited source suppliers in a timely and cost effective manner; uncertainties with regard to the timing, expense and cash outlays associated with the termination and settlement of the Rogers Corporation Defined Benefit Pension Plan; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2019 first quarter results will take place today, Tuesday, April 30, 2019 at 5pm ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available from April 30, 2019 at approximately 8 pm ET through May 14, 2019 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 4795925.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET May 1, 2019.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2019	March 31, 2018
Net sales	$239,798	$214,611
Cost of sales	154,404	138,005
Gross margin	85,394	76,606
Selling, general and administrative expenses	43,252	40,597
Research and development expenses	7,609	8,134
Restructuring and impairment charges	822	422
Other operating (income) expense, net	911	(3,591)
Operating income	32,800	31,044
Equity income in unconsolidated joint ventures	837	1,007
Other income (expense), net	1,404	66
Interest expense, net	(1,938)	(1,210)
Income before income tax expense	33,103	30,907

Income tax expense	4,704	4,771
Net income	$28,399	$26,136

Basic earnings per share	$1.53	$1.43

Diluted earnings per share	$1.52	$1.40

Shares used in computing:
Basic earnings per share	18,557	18,288
Diluted earnings per share	18,692	18,610

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$162,074	$167,738
Accounts receivable, less allowance for doubtful accounts of $1,184 and $1,354	160,696	144,623
Contract assets	27,315	22,728
Inventories	133,242	132,637
Prepaid income taxes	3,190	3,093
Asbestos-related insurance receivables, current portion	4,138	4,138
Other current assets	13,255	10,829
Total current assets	503,910	485,786
Property, plant and equipment, net of accumulated depreciation of $323,623 and $317,414	244,911	242,759
Investments in unconsolidated joint ventures	15,799	18,667
Deferred income taxes	11,316	8,236
Goodwill	263,251	264,885
Other intangible assets, net of amortization	172,234	177,008
Pension assets	19,596	19,273
Asbestos-related insurance receivables, non-current portion	59,685	59,685
Other long-term assets	8,692	3,045
Total assets	$1,299,394	$1,279,344
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$43,481	$40,321
Accrued employee benefits and compensation	26,984	30,491
Accrued income taxes payable	8,720	7,032
Asbestos-related liabilities, current portion	5,547	5,547
Other accrued liabilities	23,633	23,789
Total current liabilities	108,365	107,180
Borrowings under revolving credit facility	223,482	228,482
Pension and other postretirement benefits liabilities	1,739	1,739
Asbestos-related liabilities, non-current portion	64,672	64,799
Non-current income tax	7,712	8,418
Deferred income taxes	11,151	10,806
Other long-term liabilities	13,951	9,596
Shareholders’ equity
Capital stock - $1 par value; 50,000 authorized shares; 18,546 and 18,395 shares issued and outstanding	18,546	18,395
Additional paid-in capital	128,417	132,360
Retained earnings	804,782	776,403
Accumulated other comprehensive loss	(83,423)	(78,834)
Total shareholders' equity	868,322	848,324
Total liabilities and shareholders' equity	$1,299,394	$1,279,344

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, asbestos litigation-related charges, gain from antitrust litigation settlement, acquisition and related integration costs, change in foreign jurisdiction tax regulation on equity awards attributable to a prior period, transition services related to the asset acquisition, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, stock-based compensation expense and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the first quarter*:

	2019	2018
Earnings per diluted share	Q1	Q4	Q1
GAAP earnings per diluted share	$1.52	$1.31	$1.40

Restructuring, severance, impairment and other related costs	0.07	0.11	0.06
Acquisition and related integration costs	0.02	0.02	0.02
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	0.02	—	—
Gain from antitrust litigation settlement	—	(0.06)	(0.15)
Loss on sale of long-lived assets	0.01	—	—
Asbestos related charges	—	0.03	—
Transition services, net	0.03	0.08	—
Total discrete items	$0.15	$0.18	($0.07)
Earnings per diluted share adjusted for discrete items	$1.67	$1.49	$1.33

Acquisition intangible amortization	0.18	0.18	0.15

Adjusted earnings per diluted share	$1.85	$1.67	$1.48

Reconciliation of GAAP net income to adjusted EBITDA for the first quarter*:

	2019	2018
(amounts in millions)	Q1	Q4	Q1
Net income	$28.4	$24.5	$26.1

Interest expense, net	1.9	2.1	1.2
Income tax expense	4.7	0.9	4.8
Depreciation	8.5	10.3	7.3
Amortization	4.5	4.4	3.8
Stock-based compensation expense	2.5	2.7	2.7
Restructuring, severance, impairment and other related costs	1.9	2.7	1.4
Acquisition and related integration costs	0.5	0.4	0.4
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	0.5	—	—
Gain from antitrust litigation settlement	—	(1.3)	(3.6)
Asbestos-related charges	—	0.7	—
Loss on sale of long-lived assets	0.3	—	—
Transition services lease income	(0.6)	(0.7)	—
Adjusted EBITDA**	$53.1	$46.7	$44.1
*Values in table may not add due to rounding.
**Adjusted EBITDA has been retrospectively restated for all periods presented to reflect the add-back of stock-based compensation expense.

Reconciliation of GAAP operating margin to adjusted operating margin for the first quarter*:

	2019	2018
Operating margin	Q1	Q4	Q1
**GAAP operating margin	13.7%	12.0%	14.5%

Restructuring, severance, impairment and other related costs	0.8%	1.2%	0.7%
Acquisition and related integration costs	0.2%	0.2%	0.2%
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	0.2%	—%	—%
Asbestos-related charges	—%	0.3%	—%
Gain from antitrust litigation settlement	—%	(0.6)%	(1.7)%
Loss on sale of long-lived assets	0.1%	—%	—%
Transition services, net	0.3%	0.9%	—%
Total discrete Items	1.6%	2.0%	(0.8)%
Operating margin adjusted for discrete items	15.3%	14.0%	13.6%

Acquisition intangible amortization	1.8%	2.0%	1.8%

Adjusted operating margin	17.1%	16.0%	15.4%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2019 first quarter:

Guidance Q1 2019
GAAP earnings per diluted share	$0.97 - $1.12

Discrete items	$0.10

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.25 - $1.40

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2019 second quarter:

Guidance Q2 2019
GAAP earnings per diluted share	$1.16 - $1.31

Discrete items	$0.13

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.47 - $1.62

CONTACT:
Investor contact:
Steve Haymore
Phone: 480-917-6026
Email: investor.relations@rogerscorporation.com
Website address: http://www.rogerscorp.com